Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 237 to Registration Statement No. 002-67052 on Form N-1A of our reports dated June 24, 2008, relating to the financial statements and financial highlights of Liberty Street Horizon Fund and Dover Long/Short Sector Fund, each a series of Forum Funds, appearing in the annual reports on Form N-CSR of Forum Funds, for the year ended April 30, 2008, and to the references to us under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm”, and “Financial Statements” in the Statements of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

August 27, 2008